ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

         THIS AGREEMENT is made as of November 1, 2006 by and between PFPC Inc., a Massachusetts corporation ("PFPC"), and BHR INSTITUTIONAL FUNDS, a Delaware statutory trust (the "Trust").

                              W I T N E S S E T H:

         WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust wishes to retain PFPC to provide administration and accounting services to its investment series now or in the future existing (each a "Series") and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

         1.       DEFINITIONS. As used in this Agreement:

                  (a) "1933 ACT" means the Securities Act of 1933, as amended.

                  (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

                  (c) "AUTHORIZED PERSON" means any officer of the Trust and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Trust. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

                  (d) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each seperate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

                  (e)      "SEC" means the Securities and Exchange Commission.

                  (f) "SECURITIES LAWS" means the 1933 Act, the 1934 Act and the 1940 Act.

                  (g) "SHARES" mean the shares of beneficial interest of any series or class of the Trust.


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                  (h)      "WRITTEN INSTRUCTIONS" mean (i) written instructions
                           signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item
                           (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

         2. APPOINTMENT. The Trust hereby appoints PFPC to provide administration and accounting services to each of the Series, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

         3. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or other entity.

         4.       INSTRUCTIONS.

                  (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

                  (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust's Board of Trustees or of the Trust's shareholders, unless and until PFPC receives Written Instructions to the contrary.

                  (c) The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

         5.       RIGHT TO RECEIVE ADVICE.

                  (a) ADVICE OF THE TRUST. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

                  (b) ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel to the Trust, the Trust's investment adviser or PFPC, at the option of PFPC).

                  (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Trust and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall notify the Trust of any such conflict if such conflict is material.

                  (d) PROTECTION OF PFPC. PFPC shall be indemnified by the Trust and without liability for any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of the Trust or from counsel and which PFPC believes, in good faith, to be


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                           consistent with those directions or advice or Oral
                           Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

         6.       RECORDS; VISITS.

                  (a) The books and records pertaining to the Trust and the Series which are in the possession or under the control of PFPC shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person, at the Trust's expense.

                  (b)      PFPC shall keep the following records:

                           (i) all books and records with respect to each Series' books of account;

                           (ii)     records of each Series' securities
                                    transactions; and

                           (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

         7. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance


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results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to the foregoing confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by PFPC in connection with an independent third party compliance or other review; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.


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         8.       LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the
Trust's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Series. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Trust.

         9. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection ith the services provided by PFPC to the Trust.

         10. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Trust, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

         11.      COMPENSATION.

                  (a) As compensation for services rendered by PFPC during the term of this Agreement, the Trust, on behalf of each Series, will pay to PFPC a fee or fees as may be agreed to in writing by the Trust and PFPC. Subject to payment of filing fees to PFPC in advance, PFPC will remit to the respective jurisdictions the requisite blue sky filing fees for the shares of the relevant Series(s) (or classes thereof), and any fees for qualifying or continuing the qualification of any Series(s) (or classes thereof).


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                  (b)      The undersigned hereby represents and warrants to
                           PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and
                           (iii) any benefits accruing to PFPC or to the adviser or sponsor to the Trust in connection with this Agreement, have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

         12.      INDEMNIFICATION.

                  (a) The Trust, on behalf of each Series, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Trust. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by the Trust hereunder shall be satisfied only against the relevant Series' assets and not against the assets of any other investment portfolio of the Trust. The provisions of this Section 12 shall survive termination of this Agreement.


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

                  (b) PFPC agrees to indemnify, defend and hold harmless the Trust and its officers, directors and employees only from those taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements) caused by PFPC's failure to perform its duties under this Agreement and only to the extent such taxes, charges, expenses, assessments, claims and liabilities are the result of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. Any obligation of PFPC to indemnify, defend or hold harmless the Trust is subject to the provisions of this Agreement limiting PFPC's responsibility to the Trust; any limitation on the Trust's ability to be indemnified, defended or held harmless shall also apply to any ability of the Trust's officers, directors and employees to be indemnified, defended or held harmless.


         13.      RESPONSIBILITY OF PPPC.

                  (a) PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Series except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement and only to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

                  (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control,


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                           including without limitation acts of God; action or
                           inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilites, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, or any instruction, direction, notice, instrument or other information which conforms to applicable requirements of this Agreement, if any, and which PFPC reasonably believes to be genuine.

                  (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates and (ii) PFPC's cumulative liability to the Trust for all losses, claims, suits, controversies, breaches and damages of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed an amount equal to the greatest amount of fees received by PFPC for services provided hereunder during a particular eighteen (18) consecutive month period.

                  (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

                  (e) The provisions of this Section 13 shall survive termination of this Agreement.

                  (f) Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any


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                           error or omission of any of its predecessors as
                           servicer on behalf of the Trust or for any failure to discover any such error or omission.

         14. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following accounting services with respect to each Series:

                           (i) Journalize investment, capital share and income and expense activities;

                           (ii) Verify investment buy/sell trade tickets when received from the investment adviser for a Series (the "Adviser") and transmit trades to the Trust's custodian (the "Custodian") for proper settlement;

                           (iii) Maintain individual ledgers for investment securities;

                           (iv)     Maintain historical tax lots for each
                                    security;

                           (v) Reconcile cash and investment balances of the Trust with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

                           (vi) Update the cash availability throughout the day as required by the Adviser;

                           (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of operations;

                           (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

                           (ix) Monitor the expense accruals and notify an officer of the Trust of any proposed adjustments;

                           (x) Control all disbursements and authorize such disbursements upon Written Instructions;

                           (xi)     Calculate capital gains and losses;

                           (xii)    Determine net income;

                           (xiii)   Obtain security market quotes from
                                    independent pricing services approved by the Adviser, or if such quotes are unavailable, then obtain such prices from the Adviser, and in either case calculate the market value of each Series' investments;

                           (xiv) Transmit or mail a copy of the daily portfolio valuation to the Adviser;


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                           (xv)     Compute net asset value; and

                           (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

         15. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services with respect to each
Series:

                           (i)      Prepare quarterly broker security
                                    transactions summaries;

                           (ii)     Prepare monthly security transaction
                                    listings;

                           (iii) Supply various normal and customary, Series and Trust statistical data as requested on an ongoing basis;

                           (iv) Prepare for execution and file the Trust's Federal and state tax returns;

                           (v) Monitor each Series' status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

                           (vi) Prepare the Trust's annual and semi-annual financial statements, and prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX (with the Trust providing the voting records in the format required by
                                    PFPC);

                           (vii) Prepare and coordinate the filing of annual Post-Effective Amendments to the Trust's Registration Statement; prepare and file (or coordinate the filing of) (i) annual and semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

                           (viii) Administratively assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Trust in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust's Board of Trustees;

                           (ix) Draft notices, agendas and resolutions for quarterly board meetings and draft actions by written consent of the board;

                           (x) Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;

                           (xi) Attend quarterly board meetings and draft minutes thereof;

                           (xii) Maintain a regulatory calendar for the Trust listing various filing and board approval deadlines;


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                           (xiii)   Monitor the Trust's compliance with the
                                    amounts and conditions of each state blue sky qualification and perform appropriate blue sky filings;

                           (xiv) In connection with blue sky filings, the Trust hereby grants PFPC a limited power of attorney on behalf of the Trust to sign all blue sky filings and other related documents in order to effect such filings. The Trust will provide PFPC a listing of all jurisdictions in which each Series (and class thereof) is lawfully available for sale and in which the Trust desires PFPC to effect a blue sky filing;

                           (xv) Provide compliance policies and procedures related to services provided by PFPC and, if mutually agreed, certain PFPC affiliates, summary procedures thereof and an annual certification letter; and

                           (xvi) Provide sub-certifications to the Trust's chief executive officer and chief financial officer in support of certain matters set forth in the certifications of the Trust's chief executive officer and chief financial officer which certifications are required by Rule 30a-2(a) under the 1940 Act to be included with the Trust's Form N-CSR filings, such sub-certifications to be in such form as agreed between the Trust and PFPC from time to time. PFPC shall be required to provide a sub-certification only during the term of this Agreement and only if it receives such cooperation as it may reasonably request to perform its investigations with respect to the sub-certification. For clarity, the sub-certification is not itself a certification under any regulatory requirement.

                  All regulatory administration services are subject to the review and approval of Trust counsel.

         16.      DURATION AND TERMINATION.

                  (a) This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year (the "Renewal Terms"). Either party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other


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                           party of its intent not to renew. Notice of
                           termination must be received not less than thirty
                           (30) days prior to the expiration of the Initial Term or the then current Renewal Term, as applicable.

                  (b) In the event the Trust gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the Trust.

                  (c) If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty
                           (30) days after such written notice is given, then the Non-Defaulting Party may terminate this agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         17. NOTICES. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at BHR FUND ADVISORS, LP 1160 WEST SWEDESFORD ROAD, SUITE 140, BERWYN, PA 19312,
Attention: JOHN CANNING (or such other address as the Trust may inform PFPC in writing), with a copy to Drinker Biddle & Reath LLP, One Logan Square, 18th & Cherry Streets, Philadelphia, PA 19103, Attention: Michael P. Malloy (or such other address as the Trust may inform PFPC in writing); or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device,


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it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

         18. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

         19. ASSIGNMENT. PFPC may assign this Agreement to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days prior written notice of such assignment, that the assignee agrees to comply with all relevant provisions of the 1940 Act and that the assignee shall promptly provide such information as the Trust may ask, relative to the assignment, including (without limitation) capabilities of the assignee.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

         22.      MISCELLANEOUS.

                  (a) Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

                  (b) During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees involved in providing services to the Trust, and the Trust shall cause the


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                           Trust's sponsor and the Trust's affiliates to not
                           (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC's employees involved in providing services to the Trust. To "knowingly" solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Trust, the Trust's sponsor or an affiliate of the Trust if the PFPC employee was identified by such entity solely as a result of the PFPC employee's response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

                  (c) Except as expressly provided in this Agreement, PFPC herby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

                  (d) This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

                  (e) The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust

                  (f) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

                  (g) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  (h) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

                  (i) The Trust and PFPC agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Trustee, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets of the Fund or applicable Series. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution by such officer shall be deemed to have been made by them or any shareholder of the Trust individually or to impose any liability on any of them or any shareholder of the Trust personally, but shall bind only the assets and property of the Trust or applicable Series.

                  (j) To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           PFPC INC.

                                           By: /S/ JAY F. NUSBLATT
                                               ----------------------------
                                               Title: Senior Vice President


                                           BHR INSTITUIONAL FUNDS

                                           By: /S/ JOHN CANNING
                                               ----------------
                                               Title: Secretary


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